CHANGE IN CAPITAL STOCK

FILED in the office of the Secretary of State of the State of Colorado
NOV 26 1974
280557 742

AMENDMENTS TO THE

ARTICLES OF INCORPORATION OF

XEDAR CORPORATION

Pursuant to the provisions of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is XEDAR CORPORATION.

SECOND: The following amendments to the Articles of Incorporation were adopted by the Shareholders of the corporation on October 31, 1974, in the manner prescribed by the Colorado Corporation Act:

(A) ARTICLE VI shall be amended by deleting the first sentence of such Article and substituting the following:

> "The amount of capital stock of the corporation shall be 1,500,000 shares of no par value common stock, all of which shall be fully paid and non assessable. All shares shall be equal to each other; and the private property of Shareholders shall not in any respect be liable for corporate debts. Each Shareholder of record shall have one vote for each share of stock outstanding in his name on the books of the corporation."

(B) ARTICLE II(2) shall be amended as follows:

> "The Registered Office of the corporation in the State of Colorado shall be at 5595 Arapahoe Avenue, Boulder, Colorado 80303."

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 15,000 shares; and the number of shares entitled to vote thereon was 15,000 shares.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Inapplicable inasmuch as the outstanding shares of the corporation are not divided by class.

FIFTH: The number of shares voted for such amendment was 15,000 shares; and the number of shares voted against such amendment was none.

SIXTH: The number of shares of each class entitled to vote thereon was:

Inapplicable, see Paragraph Fourth, above.

SEVENTH: The manner in which any exchange, reclassification or cancellation of issued shares as provided for in the amendment shall be affected, is as follows:

By virtue of the increased authorization of shares, the issued and outstanding shares of the corporation (in the amount of 15,000 shares) were divided on the basis of 14.359 for 1 exchange, thereby increasing the issued and outstanding shares of the corporation to 215,385 shares. Subsequent to the amendment, each shareholder received 14.359 shares of common stock of the corporation for each share held prior to the amendment.

EIGHTH: The manner in which such amendment affects the change in the amount of stated capital, and the amount of stated capital as changed by such amendment is as follows: 1,500,000 shares of no par value common stock of the corporation is authorized.

DATED this 14th day of November, 1974.

XEDAR CORPORATION, a Colorado corporation

BY [signature]
MICHAEL KENT, President

[signature]
KEELEY BRUNNER, Secretary

STATE OF COLORADO )
City and ) ss.
County of Denver )

Before me, Kathryn Cousineau, a notary public in and for the said county and state, personally appeared Michael Kent and Keeley Brunner who have acknowledged before me that they are the President and Secretary respectively of Xedar Corporation, a Colorado corporation, and that they signed the foregoing Articles of Amendment as their free and voluntary act and deed for the uses and purposes therein set forth, and that the facts contained therein are true.

IN WITNESS whereof I have hereunto set my hand and seal this 14th day of November, 1974.

My commission expires: July 1, 1975

[signature]
Notary Public

RECORDED
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